As filed with the Securities and Exchange Commission on December 16, 2008
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UIL HOLDINGS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation or Organization)
06-1541045
(I.R.S. Employer Identification Number)

157 Church Street
New Haven, Connecticut  06506
 (Address of Principal Executive Offices)

THE UNITED ILLUMINATING COMPANY
401(k)/EMPLOYEE STOCK OWNERSHIP PLAN
(Full Title of the Plan)

Linda L. Randell
Senior Vice President, General Counsel and Corporate Secretary
UIL Holdings Corporation
157 Church Street
New Haven, CT  06506
(203) 499-2000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:
Mark S. Kaduboski, Esq.
Wiggin and Dana LLP
400 Atlantic Street
Stamford, CT 06911-0325
(203) 363-7600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer         ☒                                                                       Accelerated Filer          ☐

Non-accelerated filer   ☐                       Smaller reporting company            ☐
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	450,000 shares	$29.42	$13,236,750	$520.20

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“1933 Act”), the number of shares registered hereunder includes such additional number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend or similar transaction that result in an increase in the number of outstanding shares of Common Stock.  In addition, pursuant to Rule 416(c) under the 1933 Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

 (2)      Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h), on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on December 9, 2008.

EXPLANATORY NOTE

A previous registration statement on Form S-8, File No. 333-116921 (the “Previous Registration Statement”), was filed on June 28, 2004 to register 146,690 shares of the Registrant’s Common Stock under the 401(k)/Employee Stock Ownership Plan (the “Plan”).  In accordance with General Instruction E to Form S-8, the contents of the Previous Registration Statement are incorporated by reference herein and made part of this Registration Statement, except as amended hereby.

The number of shares available under the Plan increased to 244,483 as a result of a five-for-three stock split of the Registrant’s Common Stock which occurred on July 3, 2006.  This registration statement is being filed to register an additional 450,000 shares of Common Stock.

Item 8.                   Exhibits.

Reference is made to the documents listed on the attached Exhibit Index, each of which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New Haven, State of Connecticut on this 16th day of December, 2008.

UIL HOLDINGS CORPORATION

By /s/ James P. Torgerson
James P. Torgerson
President and
Chief Executive Officer

Pursuant to the requirements of the 1933 Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.  Among such persons are the members of the Compensation and Executive Development Committee who administer the Plan.

Signature	Title	Date
/s/ James P. Torgerson (James P. Torgerson) (Principal Executive Officer)	Director, President, and Chief Executive Officer	December 15, 2008

/s/ Richard J. Nicholas (Richard J. Nicholas) (Principal Financial Officer)	Executive Vice President and Chief Financial Officer	December 15, 2008

/s/ Steven P. Favuzza (Steven P. Favuzza) (Principal Accounting Officer)	Vice President and Controller	December 15, 2008

/s/ F. Patrick McFadden, Jr. (F. Patrick McFadden Jr.)	Director and Chairman	December 15, 2008

/s/ John F. Croweak (John F. Croweak)	Director	December 15, 2008

/s/ Betsy Henley-Cohn (Betsy Henley-Cohn)	Director	December 15, 2008

/s/ James A. Thomas (James A. Thomas)	Director	December 15, 2008

/s/ John L. Lahey (John L. Lahey)	Director	December 15, 2008

/s/ Marc C. Breslawsky (Marc C. Breslawsky)	Director	December 15, 2008

/s/ Thelma R. Albright (Thelma R. Albright)	Director	December 15, 2008

/s/ Arnold L. Chase (Arnold L. Chase)	Director	December 15, 2008

/s/ Daniel J. Miglio (Daniel J. Miglio)	Director	December 15, 2008

/s/ William F. Murdy (William F. Murdy)	Director	December 15, 2008

/s/ Donald R. Shassian (Donald R. Shassian)	Director	December 15, 2008

INDEX TO EXHIBITS

Exhibit Number	Description

4.1
The United Illuminating Company 401(k)/Employee Stock Ownership Plan (filed as Exhibit 4.3 to the Registrant’s Registration Statement (Form S-8) filed on June 28, 2004, and incorporated herein by this reference)

4.2	The United Illuminating Company Amended and Restated 401(k)/Employee Stock Ownership Plan

5.1	Opinion of Wiggin and Dana LLP

23.1	Consent of Wiggin and Dana LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Dworken, Hillman, LaMorte & Sterczala P.C.